Exhibit 7

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars	2016	2015
Assets
Cash and due from banks (including segregated cash and other deposits)	$23,043	$20,900
Deposits with banks	137,451	112,197
Federal funds sold and securities borrowed or purchased under agreements to resell (including $133,204 and $137,964 as of December 31, 2016 and December 31, 2015, respectively, at fair value)	236,813	219,675
Brokerage receivables	28,887	27,683
Trading account assets (including $80,986 and $92,123 pledged to creditors at December 31, 2016 and December 31, 2015, respectively)	243,925	241,215
Investments:
Available for sale (including $8,239 and $10,698 pledged to creditors as of December 31, 2016 and December 31, 2015, respectively)	299,424	299,136
Held to maturity (including $843 and $3,630 pledged to creditors as of December 31, 2016 and December 31, 2015, respectively)	45,667	36,215
Non-marketable equity securities (including $1,774 and $2,088 at fair value as of December 31, 2016 and December 31, 2015, respectively)	8,213	7,604

Total investments	$353,304	$342,955
Loans:
Consumer (including $29 and $34 as of December 31, 2016 and December 31, 2015, respectively, at fair value)	325,366	325,785
Corporate (including $3,457 and $4,971 as of December 31, 2016 and December 31, 2015, respectively, at fair value)	299,003	291,832

Loans, net of unearned income	$624,369	$617,617
Allowance for loan losses	(12,060)	(12,626)

Total loans, net	$612,309	$604,991
Goodwill	21,659	22,349
Intangible assets (other than MSRs)	5,114	3,721
Mortgage servicing rights (MSRs)	1,564	1,781
Other assets (including $15,729 and $6,121 as of December 31, 2016 and December 31, 2015, respectively, at fair value)	128,008	133,743

Total assets	$1,792,077	$1,731,210

The following table presents certain assets of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above. The assets in the table below include those assets that can only be used to settle obligations of consolidated VIEs, presented on the following page, and are in excess of those obligations. Additionally, the assets in the table below include third-party assets of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation.

	December 31,
In millions of dollars	2016	2015
Assets of consolidated VIEs to be used to settle obligations of consolidated VIEs
Cash and due from banks	$142	$153
Trading account assets	602	583
Investments	3,636	5,263
Loans, net of unearned income
Consumer	53,401	58,772
Corporate	20,121	22,008

Loans, net of unearned income	$73,522	$80,780
Allowance for loan losses	(1,769)	(2,135)

Total loans, net	$71,753	$78,645
Other assets	158	150

Total assets of consolidated VIEs to be used to settle obligations of consolidated VIEs	$76,291	$84,794

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET (Continued)	Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars, except shares and per share amounts	2016	2015
Liabilities
Non-interest-bearing deposits in U.S. offices	$136,698	$139,249
Interest-bearing deposits in U.S. offices (including $434 and $923 as of December 31, 2016 and December 31, 2015, respectively, at fair value)	300,972	280,234
Non-interest-bearing deposits in offices outside the U.S.	77,616	71,577
Interest-bearing deposits in offices outside the U.S. (including $778 and $667 as of December 31, 2016 and December 31, 2015, respectively, at fair value)	414,120	416,827

Total deposits	$929,406	$907,887
Federal funds purchased and securities loaned or sold under agreements to repurchase (including $33,663 and $36,843 as of December 31, 2016 and December 31, 2015, respectively, at fair value)	141,821	146,496
Brokerage payables	57,152	53,722
Trading account liabilities	139,045	117,512
Short-term borrowings (including $2,700 and $1,207 as of December 31, 2016 and December 31, 2015, respectively, at fair value)	30,701	21,079
Long-term debt (including $26,254 and $25,293 as of December 31, 2016 and December 31, 2015, respectively, at fair value)	206,178	201,275
Other liabilities (including $1,500 and $1,624 as of December 31, 2016 and December 31, 2015, respectively, at fair value)	61,631	60,147

Total liabilities	$1,565,934	$1,508,118

Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: 770,120 as of December 31, 2016 and 668,720 as of December 31, 2015, at aggregate liquidation value	$19,253	$16,718
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: 3,099,482,042 as of December 31, 2016 and December 31, 2015	31	31
Additional paid-in capital	108,042	108,288
Retained earnings	146,477	133,841
Treasury stock, at cost: December 31, 2016—327,090,192 shares and December 31, 2015—146,203,311 shares	(16,302)	(7,677)
Accumulated other comprehensive income (loss)	(32,381)	(29,344)

Total Citigroup stockholders’ equity	$225,120	$221,857
Noncontrolling interest	1,023	1,235

Total equity	$226,143	$223,092

Total liabilities and equity	$1,792,077	$1,731,210

The following table presents certain liabilities of consolidated VIEs, which are included in the Consolidated Balance Sheet above. The liabilities in the table below include third-party liabilities of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of Citigroup.

	December 31,
In millions of dollars	2016	2015
Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup
Short-term borrowings	$10,697	$11,965
Long-term debt	23,919	31,273
Other liabilities	1,275	2,099

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup	$35,891	$45,337

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.